Exhibit 99.1

SAFLINK Announces $15 Million Private Placement

Funds to Provide Capital for Company’s Business Strategy in Key Markets

BELLEVUE, WA – (June 8, 2005) – SAFLINK® Corporation (NASDAQ: SFLK), a provider of biometric and smart card security solutions, announced that it has entered into definitive agreements with institutional investors relating to a private placement of $15 million of its common stock and related warrants. Rodman & Renshaw, LLC served as the placement agent for the transaction.

Under the agreement, SAFLINK agreed to issue approximately 8.8 million shares of common stock at a purchase price of $1.70 per share. SAFLINK also agreed to issue to the investors warrants to purchase an additional 2.6 million shares of common stock. The warrants have a term of five years and an exercise price of $2.50 per share. The transaction is subject to the terms and conditions of the definitive agreements.

Glenn Argenbright, CEO of SAFLINK stated, “With this financing, we believe we have solidified our financial position to continue our execution on the key government initiatives important to our nation’s security, as well as provide sufficient working capital for our commercial sales opportunities that appear to be gaining momentum.”

The securities were offered to accredited investors in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended. The securities have not been registered under the Securities Act or any state securities laws and the securities may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. In connection with the financing, SAFLINK has agreed, subject to certain terms and conditions, to file a registration statement under the Securities Act covering the resale of the shares purchased and shares issuable upon exercise of the warrants. This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy shares or warrants.

For additional information, please refer to SAFLINK’s current report on Form 8-K to be filed with the Securities and Exchange Commission with respect to this transaction.

About SAFLINK

SAFLINK Corporation offers biometric security and smart card solutions that protect intellectual property, secure information assets and eliminate passwords. SAFLINK Identity Assurance ManagementTM solutions allow administrators to verify identity and control access to computer networks, physical facilities and applications. SAFLINK also offers protection and privacy for email, web applications and electronic documents. For more information, please visit http://www.saflink.com or call 800-762-9595.

NOTE: “SAFLINK” is a registered trademark of SAFLINK Corporation. “Identity Assurance Management” is a trademark of SAFLINK Corporation.

SAFLINK PRESS CONTACT:

Sterling Communications

Rachel Berry

(253) 853-5030

rberry@sterlingpr.com

INVESTOR RELATIONS CONTACT:

MKR Group, LLC

Todd Kehrli, Charles Messman

(818) 556-3700

ir@mkr-group.com